UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bruce G. Clark
   123 South Front Street
   TN, Memphis 38103
2. Issuer Name and Ticker or Trading Symbol
   AutoZone, Inc. (AZO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/27/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |9/27/ |M   | |3333              |A  |24.00      |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/27/ |M   | |500               |A  |43.90      |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/27/ |M   | |3250              |A  |43.90      |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/27/ |S   | |6583              |D  |80.027     |8000               |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Incentive Stock Option|43.90   |9/27/|M   | |500        |D  |2    |9/20/|Common Stock|500    |       |1500        |D  |            |
 (right to buy) 1     |        | 2002|    | |           |   |     |11   |            |       |       |            |   |            |
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Non-Qualified Stock Op|24      |9/27/|M   | |3333       |D  |3    |8/31/|Common Stock|3333   |       |6667        |D  |            |
tions (right to buy) 1|        | 2002|    | |           |   |     |09   |            |       |       |            |   |            |
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Non-Qualified Stock Op|43.90   |9/27/|M   | |3250       |D  |2    |9/21/|Common Stock|3250   |       |9750        |D  |            |
tions (right to buy) 1|        | 2002|    | |           |   |     |11   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Granted in accordance with the AutoZone, Inc. 1996 Stock Option Plan.
2. Options exercisable in one-fourth increments on September 20, 2002, 2003, 2004, and 2005, respectively.
3. Options vest and are exercisable in one-third increments on August 31, 2002, 2003, and 2004, respectively.